Aflac Incorporated 2008 Form 10-K
EXHIBIT 10.1
AMENDMENT TO THE
AMERICAN FAMILY CORPORATION
RETIREMENT PLAN FOR SENIOR OFFICERS
          This Amendment (this “Amendment”) to the American Family Corporation Retirement Plan for Senior Officers (the “Plan”) hereby is amended effective January 1, 2009, by Aflac Incorporated, the current sponsor of the Plan (“Aflac”).
BACKGROUND
A.	Type of Plan. Aflac sponsors the Plan, a nonqualified plan providing deferred retirement benefits for certain specified senior officers.

B.	New Legal Requirements. Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), requires that all nonqualified plans providing deferred compensation (such as the Plan) be amended no later than December 31, 2008 (with a January 1, 2009 effective date), to comply with the requirements of Section 409A.

C.	Purpose. The purpose of this Amendment is to bring the Plan into compliance with the requirements of Section 409A.
STATEMENT OF AMENDMENT
Effective as of January 1, 2009, the Plan hereby is amended as follows:
1.	Section I of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
No additional Participants (other than those listed in this Section 1 and those designated as Participants prior to January 1, 2008) will be added to the Plan.
2.	Section IV.A of the Plan hereby is amended by replacing the colon at the end of the third sentence thereof with a period, and by adding to said section, immediately following the third sentence thereof, the following:
Notwithstanding any statement in this section to the contrary, for a Participant retiring after December 31, 2004, (i) such payments of his full compensation shall be made in substantially equal installments during the one-year period beginning upon the date of the Participant’s Separation from Service (as defined below), and (ii) such installment payments shall commence upon his Separation from Service and shall be paid monthly upon the first day of each month; provided, the installments otherwise payable hereunder during the six (6)-month period immediately following the Participant’s Separation from Service shall be delayed until six (6) months after the date of the Participant’s Separation from Service, and any payments that would otherwise be payable during such six (6)-month period shall be accumulated without interest and paid in a lump sum upon the six (6)-month anniversary of the date of the Participant’s Separation from Service.
3.	Section IV.A(1) of the Plan hereby is amended by adding to said section, immediately following the language therein, the following:
Notwithstanding any statement in this subsection A(1) to the contrary, (i) such payments of sixty (60) percent of his total compensation shall be made in substantially equal installments commencing upon the one-year anniversary of his Separation from Service (or, for a Participant who retired before December 31, 2004, his retirement) and shall be paid monthly upon the first day of each month; and (ii) for clarification purposes, “total compensation” shall mean the total of the amounts of the Participant’s base salary and annual bonus award.
4.	Section IV.A(2) of the Plan hereby is amended by deleting said section in its entirety and by replacing it with the following:
2.	FULL RETIREMENT WITH SURVIVING SPOUSE BENEFIT.
In lieu of the single life annuity form of payment provided in subsection A(1) hereof, through the written election of the Participant filed by the Participant with the Company on or before the date of his Separation from Service (or, for a Participant who retired before December 31, 2004, his retirement), the Participant may elect to receive a joint and survivor annuity form of payment with (i) payments of fifty-four (54) percent of his total compensation (as measured in subsection A(1) hereof) commencing upon the one-year anniversary of his Separation from Service (or, for a Participant who retired before December 31, 2004, his retirement). Such amount shall be paid in substantially equal monthly installments upon the first day of each month through the end of the calendar month in which his death occurs; and (ii) commencing in the calendar month following the calendar month in which the Participant’s death occurs after his Separation from Service (or, for a Participant who retired before December 31, 2004, his retirement), substantially equal monthly installment payments paid upon the first day of each month to the Participant’s surviving spouse equal to one-half (1/2) of the amount that the Participant would have received as retirement income had he survived, with such monthly installments being paid for the lifetime of the surviving spouse, terminating at the end of the calendar month in which the surviving spouse’s death occurs; provided, if the spouse of a Participant who retired before December 31, 2004, has not attained age 55 as of the Participant’s date of death, the spousal lifetime survivor annuity will terminate at the end of the month in which the spouse dies or has received the 240th monthly survivor annuity payments, whichever occurs first. For a Participant who retires after December 31, 2004, this joint and survivor annuity form of payment shall be available to a Participant only to the extent that, for purposes of Section 409A, it is determined to be actuarially equivalent to the single life annuity form of payment in subsection A(1) hereof; provided, in the event this joint and survivor annuity form of payment is not actuarially equivalent for purposes of Section 409A for such a Participant, the Company may offer (in writing) the Participant a joint and fifty (50) percent survivor annuity that is actuarially equivalent for these purposes.
5.	Section IV.B of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
For Participants who retire after December 31, 2004, with a retirement benefit subject to Section 409A, the percentage increase of the cost-of-living increase applied to determine the amount of the benefit payments payable in any calendar year may not exceed the percentage increase in a cost-of-living index (described hereinbelow) for a 12-month period ending in the calendar year immediately preceding the calendar year in which the increased benefit amounts will be paid. For this purpose, a “cost-of-living index” includes any consumer price index that is based on prices of all items (or all items excluding food and energy) and issued by the Bureau of Labor Statistics, including an index for a specific population (such as urban consumers or urban wage earners and clerical workers) and an index for a geographic area or areas (such as a given metropolitan area or state). In lieu of such limit on cost-of-living increases, any other limit permissible under Section 409A from time-to-time may be used.
6.	Section IV.C of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
Such office space and secretarial support shall be determined by the Company and shall be comparable to that provided to other former similarly-situated executives of the Company. The amount of expenses eligible for reimbursement, and in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. The reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, a Participant retiring after December 31, 2004, shall pay the fair market value for such office space and secretarial assistance, and shall not receive reimbursement for any expenses under this subsection C, during the six (6)-month period beginning on the date of his Separation from Service; provided, the Company shall reimburse him for all such amounts (without interest) upon the six (6)-month anniversary of the date of the Participant’s Separation from Service.
7.	Section IV.D of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
Such coverage shall commence upon their Separation from Service (or, for Participants who retired before December 31, 2004, their retirements), and the Company shall pay the premiums therefor on behalf of such

Participants. To the extent such medical expense benefits provided to Participants and their spouses would be discriminatory under Section 105 of the Internal Revenue Code of 1986, as amended, Participants or their surviving spouses will have the value of the premiums for such discriminatory benefits reported as taxable income to them. The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year. The reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement shall not be subject to liquidation or exchange for another benefit.
8.	Section IV.E of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
Notwithstanding anything in this subsection to the contrary, for the surviving spouse of a Participant who did not retire on or before December 31, 2004, the amount, timing and form of her pre-retirement survivor annuity shall be determined under the terms of Section A(2)(b) as if the Participant Separated from Service after selecting the joint and fifty (50) percent survivor annuity under said subsection and died immediately thereafter, with the payments to the surviving spouse to commence on the 30th day following the Participant’s date of death.
9.	Section V.A of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
For Participants who retire after December 31, 2004, the Company shall not require a level of continued post-employment services that will result in the Participant failing to have a Separation from Service upon his retirement from the Company.
10.	Section V.E of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
Notwithstanding the foregoing, in no event will any amendment to the Plan result in an acceleration of the timing of benefit payments or any other changes, inconsistent with the rules, requirements and restrictions of Section 409A.
11.	Section V.H of the Plan hereby is amended by deleting said section in its entirety and by replacing it with the following:
H. SEPARATION FROM SERVICE.
“Separation from Service” shall mean that a Participant separates from service with the Company and its affiliates, as defined in Code Section 409A and guidance issued thereunder. Generally, a Participant separates from service if the Participant dies, retires or otherwise has a termination of employment with all affiliates, determined in accordance with the following:

(1)	Leaves of Absence. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or, if longer, so long as the Participant retains a right to reemployment with an affiliate under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only while there is a reasonable expectation that the Participant will return to perform services for an affiliate. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six (6)-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a twenty-nine (29)-month period of absence shall be substituted for such six (6)-month period.

(2)	Status Change. Generally, if a Participant performs services both as an employee and an independent contractor, such Participant must separate from service both as an employee and as an independent contractor pursuant to standards set forth in Treasury Regulations, to be treated as having a Separation from Service. However, if a Participant provides services to affiliates as an employee and as a member of the board of directors, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service as an employee for purposes of the Plan.

(3)	Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the affiliates and the Participant reasonably anticipate that (a) no further services will be performed after a certain date, or (b) the level of bona fide services the Participant will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 50 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of services to all affiliates if the Participant has been providing services to all affiliates less than thirty-six (36) months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. For periods during which a Participant is on a paid bona fide leave of absence and has not otherwise terminated employment as described in subsection H(1) above, for purposes of this subsection the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this subsection (including for purposes of determining the applicable thirty-six (36)-month (or shorter) period).
(4)	Affiliate. For purposes of determining whether a Separation from Service has occurred, the term “affiliate” shall include the Company and all entities that would be treated as a single employer with the Company under Sections 414(b) or (c) of the Internal Revenue Code of 1986, as amended, but substituting “at least 50 percent” instead of “at least 80 percent” each place it appears in applying such rules.
12.	Section V.I of the Plan hereby is amended by deleting said section in its entirety and by replacing it with the following:
The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Georgia.
13.	Section V of the Plan hereby is amended by adding thereto, immediately following the language therein, the following:
K. CLAIMS AND APPEALS.
By this reference, the Plan hereby includes and adopts the claims and appeals provisions set forth in the Company’s Supplemental Executive Retirement Plan, and those provisions shall apply under the Plan as if set forth herein.
     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment on the 8 day of December, 2008.

Participant		Aflac Incorporated

/s/ Daniel P. Amos	By:	/s/ Kriss Cloninger III

Daniel P. Amos		Kriss Cloninger III
President & Chief Financial Officer

/s/ Martin Durant	Attest:	/s/ Joey M. Loudermilk

Witness		Joey M. Loudermilk Corporate Secretary